Exhibit 99.8
TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) is made as of February 2, 2011 by and between Wimm Bill Dann Finance Cyprus Ltd., a company incorporated under the laws of Cyprus (“Lender”), and PepsiCo Russia (Bermuda) Limited, a company incorporated under the laws of Bermuda (“Borrower”), to record the terms of the Term Loan Facility (as defined in the Terms & Conditions attached hereto as Exhibit A (the “Terms & Conditions”) under the caption “Term Loan Facility”) made by Lender to Borrower.

Subject to the terms and conditions of this Agreement (including the exhibits attached hereto and made a part hereof), Lender hereby makes available to Borrower the Term Loan Facility for the Principal Amount (as set forth in the Terms & Conditions under the caption “Principal Amount”).  The advances from Lender to Borrower under the Term Loan Facility shall  be evidenced by a promissory note substantially in the form of Exhibit B attached hereto (the “Note”).

1.           Draw-down.  The Term Loan Facility shall be drawn down by Borrower in the Principal Amount (as set forth in the Terms & Conditions under the caption “Principal Amount”) in one single tranche in accordance with the terms of this Agreement, including the Terms & Conditions.

2.           Interest.

(a)           Amounts borrowed under the Term Loan Facility shall bear interest at the Interest Rate specified in the Terms & Conditions under the caption “Interest Rate” and shall be calculated in accordance with the terms set forth in the Terms & Conditions under the caption “Interest Rate Calculation.”

(b)           Interest is payable on the interest payment dates set out in the Terms & Conditions under the caption "Interest Payment Dates".

3.           Repayment and Maturity

(a)           Principal amounts and interest outstanding (“Interest”) under the Term Loan Facility are subject to repayment, in whole or in part, without penalty, at any time and from time to time at the option of the Borrower.  The amount of such repayment, may, at the sole discretion of the Lender, be applied first to accrued interest and then to a reduction of the Principal Amount outstanding.

(b)           The Term Loan Facility will mature and the Loan Amount and any other amount due thereunder will become fully due and payable as of the date specified in the Terms & Conditions under the caption “Maturity Date”.

4.           Covenants. Borrower hereby undertakes that until the Term Loan Facility matures in accordance with the terms of this Agreement:

(a)           Borrower will not, without the consent of Lender, create or permit to exist any mortgage, charge, pledge, lien or other encumbrance on all or any part of Borrower’s present or future revenues or assets, to secure indebtedness for borrowed money;

(b)           Borrower will not, without the consent of Lender, cause any event to occur which will cause a material adverse change in the financial condition, operations or properties of Borrower or make any disposition of all or any material part of the assets of Borrower;

(c)           Borrower will inform Lender promptly of any material breach by Borrower in the performance of any material term or condition of any material financial agreement or instrument entered into by or binding upon Borrower, including this Agreement; and

(d)          Borrower will give Lender such other information concerning the business and affairs of Borrower as Lender may from time to time reasonably require.

5.           Taxes.  All payments to be made by Borrower pursuant to this Agreement and the Note shall be made free and clear of any set-off or counter-claim and without deduction for or on account of any present or future taxes, unless any applicable tax authority requires the deduction or withholding of tax in respect of any such payments.

6.           Default Interest.  If Borrower shall fail to pay any sum due under this Agreement or the Note on the due date thereof, Borrower shall, on demand, pay Lender Interest on such unpaid sum for the period from such due date until the date of payment at the Default Interest Rate specified in the Terms & Conditions under the caption “Default Interest Rate”.

7.           Payment and Evidence of Debt.  If any date for payment would otherwise fall on a day which is not a day on which banks are open for business in Cyprus, Bermuda, or London, payment shall be made on the next day on which banks are open for business in Cyprus, Bermuda and London.

8.           Currency of Account and Payment.  The currency of account and payment for all sums payable by Borrower under this Agreement and the Note is specified in the Terms & Conditions under the caption “Currency”.   All payments to be made by Borrower under this Agreement and the Note shall be made in immediately available cleared funds, in such manner as Lender, through its Cyprus office, shall notify to Borrower in writing not later than 11:00 a. m. Bermuda time two business days immediately preceding the date such payment is due.

9.           Costs and Expenses.  Borrower shall reimburse Lender on demand for all reasonable costs and expenses (including legal fees) incurred by Lender in the enforcement of this Agreement, the Term Loan Facility and the Note.

10.           Benefit of Agreement.  This Agreement and the Note shall bind and inure to the benefit of the parties hereto and their respective successors or assigns provided that neither party may assign or transfer any of its rights and benefits hereunder and under the Note, except with prior written consent of the other, which consent shall not be unreasonably withheld.

11.           Notices.  Any notice under this Agreement shall be in writing (letter, facsimile or e-mail) and shall be effective when received by the addressee at its address for notices indicated in the Terms & Conditions under the caption “Borrower’s Address for Notices” or “Lender’s Address for Notices”, as applicable.  The parties by notice hereunder may designate other addresses to which notices shall be sent.

12.           Governing Law.  This Agreement shall be governed by and construed in all respects, in accordance with the law specified in the Terms & Conditions under the caption “Governing Law”, without regard to its conflict of law provisions.

13.           Counterparts.  This Agreement may be executed in any number of counterparts and in separate counterparts, each of which so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

14.           Incorporation of Exhibits.  All exhibits attached to this Agreement constitute a part of this Agreement and are incorporated by reference herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

FOR THE LENDER:

Wimm Bill Dann Finance Cyprus Ltd.

By:	/s/ Elisavet Pissarides
Name: Elisavet Pissarides
Title: Director

FOR THE BORROWER:

PepsiCo Russia (Bermuda) Limited

By:	/s/ Mary-Lynn Robinson
Name: Mary-Lynn Robinson
Title: Director

Exhibit A
Terms & Conditions

These Terms and Conditions & Conditions constitute an integral part of, and are incorporated by reference into as if fully set forth in, the Term Loan Agreement, made as of February 2, 2011, by and between the Lender (as defined below) and Borrower (as defined below).

Lender:	Wimm Bill Dann Finance Cyprus Ltd.
Lender’s Address for Notices:	1 Avlonos Street, Maria House, 1075, Nicosia, Cyprus
Borrower:	PepsiCo Russia (Bermuda) Limited
Borrower’s Address for Notices:	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Issue Date:	February 2, 2011
Effective Date:	February 4, 2011
Maturity Date:	February 4, 2014
Currency	Russian Rouble
Term Loan Facility:	A term loan for the Loan Amount (as defined below)
Loan Amount:	The Principal Amount plus accrued and unpaid interest thereon
Principal Amount:	A maximum principal amount of RUB equivalent of USD 1,066,300,000.00
Interest Rate:	9.95%
Interest Rate Calculation:	Interest shall be calculated on the basis of the actual days elapsed and a year of 365 days. Interest payable on each Interest Payment Date shall include the accrued interest on the Loan Amount.
Interest Payment Dates:	Interest shall be paid semi-annually starting August 4, 2011 and on the Maturity Date
Default Interest Rate:	The Interest Rate plus 1%.
Governing Law:	New York

Exhibit B

Promissory Note

Term Loan Amount (in RUB):	RUB 31,372,571,970
Principal Amount (in RUB):	RUB 31,372,571,970
Effective Date:	February 4, 2011

PepsiCo Russia (Bermuda) Limited, a company incorporated in Bermuda and having its offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda  (the “Borrower”), for value received hereby promises to pay to Wimm Bill Dann Finance Cyprus Ltd., a company incorporated under the laws of Cyprus and having its offices at 1 Avlonos Street, Maria House, 1075, Nicosia, Cyprus (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the Principal Amount set forth above together with Interest accrued thereupon through the date of repayment (as described in the Agreement) attached to the Term Loan Agreement made on the 2nd February, 2011 between the Lender and the Borrower (the “Agreement”)).

This Promissory Note is referred to in the Agreement which records the terms of the Term Loan Facility made by the Lender to the Borrower and is entitled to the benefit of, and is subject to, all other terms and conditions contained therein.

IN WITNESS WHEREOF, the Borrower caused this Promissory Note to be duly executed and delivered on February 2, 2011

PepsiCo Russia (Bermuda) Limited

By:	/s/ Mary-Lynn Robinson
Name: Mary-Lynn Robinson
Title: Director